Exhibit B

February 17, 2020

Special Committee of the Board of Directors

Lilis Energy, Inc.

201 Main Street, Suite 700

Fort Worth, Texas 76102

Attn:	Members of the Special Committee (the “Special Committee”) of the Board of Directors
(the “Board”) of Lilis Energy, Inc. (“Lilis”)

Ladies and Gentlemen:

Värde Partners, Inc., on behalf of certain of its affiliated private funds and investment vehicles (“Värde” or “we”), is in receipt of the Special Committee’s letter dated February 15, 2020 regarding our non-binding offer to acquire all of the outstanding shares of Lilis’ common stock not already owned by Värde (the “Non-Binding Offer”).

As requested by the Special Committee, we are willing to extend the original Non-Binding Offer deadline to February 27, 2020 to allow further discussions and evaluation of our Non-Binding Offer. While we continue to believe that our Non-Binding Offer represents a definitive, positive path forward for Lilis and its stockholders, we remain supportive of the Special Committee’s work in exploring strategic alternatives and continue to be willing to actively engage with the Special Committee, Lilis and other stakeholders on viable transactions you may identify.

This letter and the Non-Binding Offer are not intended to, and do not, constitute or create any legally binding obligations or liabilities (including as to negotiations) on the part of Värde or any of its affiliates and such a binding obligation shall be created only upon the execution and delivery by certain affiliates of Värde and Lilis of a definitive merger agreement. Värde and its affiliates reserve their right to withdraw the Non-Binding Offer at any time, for any reason, at their sole discretion. Further, we continue to evaluate all options as a stockholder of Lilis and reserve all rights with respect thereto and under the Waiver Agreement dated December 10, 2019.

We look forward to continuing to work with the Special Committee and its advisors in a timely fashion on this very important matter for Lilis and its stockholders.

[Signature Page Follows]

Sincerely,

VÄRDE PARTNERS, INC., on behalf of certain of its affiliated private funds and investment vehicles

By:	/s/ Markus Specks
Name:	Markus Specks
Title:	Managing Director

[Signature Page to Letter to Special Committee]